[2900 Westchester Avenue Purchase, New York 10577] INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT This endorsement is made part of the annuity Contract to which it is attached, and is effective on the Issue Date, unless another effective date for this endorsement is shown below. The following tax qualified plan provisions apply to a Contract which is issued on a qualified basis as an individual retirement annuity under Internal Revenue Code ("IRC") Section 408. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. The Owner shall comply with the tax qualified provisions to prevent loss of the advantages of tax deferral and to prevent tax penalties. The Contract is amended as follows: 1. The Annuitant and Owner definitions, as well as the Annuitant and Income Option provisions of the Contract are amended so that the Owner, Annuitant and Payee must all be the same individual. Thus, all distributions made while the Owner is alive must be made to the Owner. 2. The Contract is established for the exclusive benefit of the Owner or his or her Beneficiaries. 3. The Assignment provision of the Contract is amended so that the Contract is not transferable by the Owner. The Contract cannot be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose (other than a transfer incident to a divorce decree in accordance with IRC Section 408(d) (6)) to any person other than the Company. 4. The interest of the Owner in the Contract is nonforfeitable. 5. Contributions. The Premium provision of the Contract is amended so that: a. Flexible Premium Deferred Annuities. For Contracts that permit flexible Premium payments; or Modified Single Premium Deferred Annuities. For Contracts that permit Premium payments in the first Contract Year only. i. Except in the case of a rollover contribution (as permitted by IRC Sections (402)(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in IRC Section 408(k)), no contributions will be accepted unless they are in cash, and the total of such contributions for any taxable year shall not exceed the lesser of (1) 100% of compensation, or (2) the maximum annual contributions (the deductible amount) under IRC Section 219(b)(1)(A), plus "catch-up" contributions for certain individuals age 50 and older. The maximum annual contribution limit for IRA contributions is equal to $5,500 for 2018 and years thereafter, except as otherwise provided by law. In the case of a Modified Single Premium Deferred Annuity, contributions must be received within the first Contract Year and under the conditions stated herein. 7715NY 04/19

ii. An individual who has attained age 50 may make additional "catch-up" IRA contributions. The maximum annual contribution limit for the individual is increased by $1,000 for 2018 and thereafter, except as otherwise provided by law. The deductible limit is indexed annually in $500 increments under Section 219(b)(5)(D), except as otherwise provided by law. iii. To the extent necessary to preserve qualification under the IRC, the Company may refund Premiums. Any refund of Premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the calendar year of the refund, toward the payment of future Premiums or the purchase of additional benefits. b. Single Premium Annuities. For Contracts that permit one single Premium payment, no Premium contributions will be accepted other than a rollover contribution, as permitted by IRC Sections (402)(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16) or a nontaxable transfer from an individual retirement plan under IRC Section 7701(a)(37). c. SIMPLE IRA. No contribution will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE IRA plan. 6. If the Contract is purchased with contributions from a nontaxable transfer after the death of the holder of an individual retirement plan under IRC Section 7701(a)(37), withdrawal charges (also known as surrender charges or deferred contingent sales charges) on any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code will be waived. Withdrawals in excess of the minimum distribution requirements may be taken at any time, subject to applicable withdrawal charges. 7. Distributions Before Death. The Withdrawal Provisions and Income Provisions of the Contract are amended so that: a. Notwithstanding any provision of this IRA to the contrary, the distribution of the individual's interest in the IRA shall be made in accordance with the requirements of Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under Q&As 7 and 8 of Section 1.408-8 of the Income Tax Regulations and Section 1.401(a)(9)-6, Q&A 12 of the Income Tax Regulations) must satisfy the requirements of Section 408(a)(6) and the regulations thereunder, rather than 7.(b), below and Section 408(b)(3) and the regulations thereunder. 7715NY 04/19 2

b. The entire interest of the Owner will be distributed, or commence to be distributed, no later than April 1 of the calendar year following the year in which the Owner attains age 70 1/2 (required beginning date), over: (a) the life of the Owner, or the lives of the Owner and an individual who is his or her designated beneficiary (within the meaning of IRC Section 401(a) (9)); or (b) a period certain not extending beyond the life expectancy of the Owner, or the joint and last survivor expectancy of the Owner and the designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either non-increasing, or they may increase only as provided in Q&As 1 and 4 of Section 1.401(a)(9)-6 of the Income Tax Regulations. If the Owner's interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the required beginning date occurs) shall be distributed in accordance with the requirements of IRC Section 401(a)(9), including the incidental death benefit requirements of IRC Section 401(a) (9)(G), and the regulations thereunder, including the minimum distribution incidental death benefit requirements specified in Q&A 2 of Section 1.401(a)(9)-6 of the Income Tax Regulations. c. The distribution periods described in subparagraph (b) above cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Income Tax Regulations. d. The first required payment can be made as late as April 1 of the year following the year the individual attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval. 8. Distributions After Death. The Death Benefit Provisions and Income Option Provisions of the Contract are amended so that: a. Distributions beginning before death. Unless otherwise permitted under applicable federal tax law, if the Owner dies on or after the required beginning date (or after irrevocable annuity distributions have begun under one of the Contract's Income Options), the remaining portion of such interest, if any, will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death. b. Distributions beginning after death. Unless otherwise permitted under applicable federal tax law, if the Owner dies before the required beginning date, and irrevocable annuity distributions have not begun under one of the Contract's Income Options, distribution of the individual's entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the Owner's death except to the extent that an election is made to receive distributions in accordance with (i) or (ii) below. 7715NY 04/19 3

i. If the interest is payable to an individual who is the Owner's designated beneficiary, then the entire interest of the Owner may be distributed over the life of the designated beneficiary or over a period certain not greater than the life expectancy of the designated beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Owner died. Life expectancy is determined using the age of the designated beneficiary as of his or her birthday in the year following the year of the Owner's death. ii. If the designated beneficiary is the Owner's surviving spouse, the date distributions are required to begin in accordance with (i) above shall not be earlier than the later of: (a) December 31 of the calendar year immediately following the calendar year in which the Owner dies; or (b) December 31 of the calendar year in which the Owner would have attained age 70 1/2. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death. If the designated beneficiary is the Owner's surviving spouse, the surviving spouse may treat the Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Contract, makes a rollover to or from the Contract, or fails to elect any of the above provisions. c. Distributions under this section are considered to have begun if distributions are made on account of the Owner reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under Section 1.401(a) (9)-6 of the Income Tax Regulations. d. Life expectancy is computed by use of the Single Life Table in Q&A 1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in 8.b.i and ii and reduced by 1 for each subsequent year. e. The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterizations under Q&As 7 and 8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits. 7715NY 04/19 4

9. Separate records will be maintained for the interest of each individual. The Company will furnish an annual calendar year report on the status of the Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue. The Company reserves the right to amend this endorsement, at any time and in any respect, to the extent necessary to comply with the applicable requirements of the IRC as in effect from time to time. Any such changes will be subject to the prior approval of the New York Department of Financial Services. Effective Date (if different than the Issue Date of the Contract): [May 1, 2019] Signed for the Jackson National Life Insurance Company of New York President 7715NY 04/19 5